UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (Amendment No.__ )*

                       Incara Pharmaceuticals Corporation
        ---------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
         ---------------------------------------------------------------
                         (Title of Class of Securities)

                                    45324E103
         ---------------------------------------------------------------
                                 (CUSIP Number)

                                  July 29, 1999
         ---------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                                [ ] Rule 13d-1(b)
                                [X] Rule 13d-1(c)
                                [ ] Rule 13d-1(d)

    * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

      The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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     1. Name of Reporting Person
              W. Ruffin Woody, Jr.
        S.S. or I.R.S. Identification No. of Reporting Person (entities only)
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     2. Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                         (a) [ ]
                                                                         (b) [ ]
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     3. SEC Use Only
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     4. Citizenship or Place of Organization

              United States
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 Number of Shares
   Beneficially
  Owned By Each     5.    Sole Voting Power
 Reporting Person
      With:                  310,000
                   -------------------------------------------------------------
                    6.    Shared Voting Power

                             0
                   -------------------------------------------------------------
                    7.    Sole Dispositive Power

                             310,000
                   -------------------------------------------------------------
                    8.    Shared Dispositive Power

                             0
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     9. Aggregate Amount Beneficially Owned by Each Reporting Person

              310,000
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    10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares
        (See Instructions)

              Not Applicable
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    11. Percent of Class Represented by Amount in Row (9)

               9.95%
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    12. Type of Reporting Person (See Instructions)

              IN
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
Item 1. Issuer

         (a) Incara Pharamaceuticals Corporation
         (b) 3200 East Highway 54, Cape Fear Building, Suite 300, Research Triangle Park, North Carolina 27709

Item 2. Persons Filing

         (a) W. Ruffin Woody, Jr.
         (b) 124 B South Main Street, Roxboro, NC  27573
         (c)  United States
         (d)  Common Stock
         (e)  Cusip Number 45324E103

Item 3. Filing Pursuant to Rules 13d-1(b) or 13d-2(b) or (c)

            Not Applicable

Item 4. Ownership

         (a) Amount Beneficially Owned:  310,000 Shares
         (b) Percent of Class:  9.95%
         (c) i.  310,000 shares;
             ii.  0;
             iii. 310,000 shares; and
             iv.  0.

Item 5. Ownership of Five Percent or Less of a Class

            Not Applicable

Item 6. Ownership of More than Five Percent on Behalf of Another Person

            Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

            Not Applicable

Item 8. Identification and Classification of Members of the Group

            Not Applicable.


Item 9. Notice of Dissolution of Group

            Not Applicable

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
Item 10.    Certification

            (a)   Not Applicable

            (b) By signing below, the undersigned hereby certifies that, to the best of his knowledge and belief, the securities reported herein were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                  After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

                  Dated: August 1, 1999
                               ---


                                          /s/ W. Ruffin Woody, Jr. (SEAL)
                                          -------------------------
                                           W. Ruffin Woody, Jr.

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